Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated March 22, 2023, relating to the financial statements of Phoenix Biotech Acquisition Corp. as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and the period from June 8, 2021 (Inception) to December 31, 2021. Our report contains an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern. We also consent to the use of our name as it appears under the caption “Experts” in this Registration Statement.

/s/ CITRIN COOPERMAN & COMPANY, LLP

New York, New York

December 15, 2023